KAWS

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A cultural phenomenon; both one of the most important and influential artists working today.

DEAL TERMS
HISTORICAL SALES
BIOGRAPHY
MEDIA
DOCUMENTS

(B. 1974)
KAWS
FAR AWAY FRIENDS
signed and dated 'KAWS..09' on the reverse
acrylic on canvas
198.5 × 198.3 cm (78 ⅛ × 78 ⅛ in)
painted in 2009



WHY WE LIKE THIS PAINTING



152.2%
Annualized growth in total painting sales value from Jan 1 2010–Dec 31 2019

51.0%
Annualized growth in average hammer prices for paintings from Jan 1 2010–Dec 31 2019

44.5%
Historical price appreciation for similar works to from Jan 1 2013–Feb 14 2020
Important Disclosures*

***Far Away Friends*, 2009, is an exemplary work by Kaws from one of his most recognizable series. Two of Kaws' top 10 record prices at auction are for works from the Kurfs series, where they each achieved prices over $2.6 million at auction in 2019.**

As with most of Kaws' best works, the central figure in *Far Away Friends* is appropriated from popular culture and reworked in his signature style. The whimsical 'Kurf', or Kaws Smurf with 'X' eyes, floats like one of the clouds, suspended over the blue sky of the canvas. Indeed, the work is from a highly desirable series that reimagines the well-known cartoons as characters in a parallel Kaws universe. The matte finish heightens the flattened, cartoonish effect of the painting and conveys the unmistakable, unique aesthetic sensibilities of the artist.

Deal Terms

THE PAINTING

Far Away Friends

Masterworks acquired *Far Away Friends*, 2009, which measures 78 ⅛ inches by 78 ⅛ inches, at Phillips Evening Sale of 20th Century & Contemporary Art in London on February 13, 2020. The Kurfs series is representative of what Kaws has been able to accomplish as an artist and why his work is often uncomfortable for the art world at large: he effortlessly straddles the worlds of street art, fashion, and high-end art with his bold and unapologetic style.



Far Away Friends
2009

signed and dated 'KAWS..09' on the reverse
acrylic on canvas
198.5 × 198.3 cm (78 ⅛ × 78 ⅛ in)
Painted in 2009.

HISTORICAL PERFORMANCE OF SIMILAR WORKS

44.5%*

Reflects composite returns of an index of similar works selected by Masterworks based on public auction sales data. The index is used for comparative modelling purposes only. Each painting in the index is unique and historical performance of the index is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the index. Past performance may not be indicative of future performance.

This number reflects the historical data for selected auctions sales transactions, which are similar to Kaws's, *Far Away Friends*, 2009. The set of similar sales comprise paintings by Kaws with the following criteria: painting of a Kurf, or single figure Companion or Kaws Bob with large flat passages of color, excluding monotone or tinted versions, created between January 1, 2008 and February 28, 2020, and at least 48 inches by 48 inches size.

Important Disclosures*

AUCTION HOUSE ESTIMATE

$1,037,236–$1,555,855

This painting was given a low and high estimate, representing the opinion of the auction house's experts about the range in which the painting might sell at auction. Estimates are based on the examination of an item and recent auction records of comparable works. Investors are cautioned not to put undue emphasis on auction house estimates.

APPRAISED VALUE

$2,000,000

Immediately prior to the auction, the painting was appraised for $2,000,000 by an independent third-party appraisal firm. Investors are cautioned not to put undue emphasis on third-party appraisals

OFFERING SIZE

$1,284,900

SEC FILING

Offering Statement

We file documents with the SEC which can be obtained on www.sec.gov/edgar—you should carefully review the information contained in the offering document relating to a particular offering before investing.

Similar Sales

Auction Results for Similar Paintings


$3.0M
$2.4M
$1.8M
$1.2M
$0.6M
0
1992
2002
2008
2013
2017
2020
Far Away Friends
Similar Paintings

Reflects composite returns of an index of similar works selected by Masterworks based on public auction sales data. The index is used for comparative modelling purposes only. Each painting in the index is unique and historical performance of the index is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the index. Past performance may not be indicative of future performance.

The set of similar sales comprise paintings by Kaws with the following criteria: painting of a Kurf, or single figure Companion or Kaws Bob with large flat passages of color, excluding monotone or tinted versions, created between January 1, 2008 and February 14, 2020, and at least 48 inches by 48 inches size.

Sale Price	$2,299,081

GRRR!

Auction House	Phillips
Sale Date	Nov 14, 2019
Year Created	2008
Sold For	$2,180,000

Far Away Friends

Auction House	Phillips
Sale Date	Feb 13, 2020
Years Created	2009
Sale Price	$1,194,832

Historical Returns

Returns reflect an annualized median return for all artworks (rather than securities) bought and sold at auction, including purchase and sale commissions paid to the auction house. Historical returns are also not comparable to or intended to represent or be a proxy for returns on Masterworks shares. Past performance is no guarantee of future results, and an investor can lose money

All auction sales in which an object sold more than once at auction since 1950 are presented below, listed from most recent sale to least recent sale.



PURCHASE PRICE $20,900 | SALE PRICE $110,487,500
TOTAL RETURN
5,286x (33 years)



PURCHASE PRICE $4,180 | SALE PRICE $3,015,138
TOTAL RETURN
721.32x (29 years)



PURCHASE PRICE $110,000 | SALE PRICE $26,042,500
TOTAL RETURN
236.75x (24 years)



PURCHASE PRICE $122,368 | SALE PRICE $29,285,000
TOTAL RETURN
239.32x (21 years)



PURCHASE PRICE $37,400 | SALE PRICE $5,723,750
TOTAL RETURN
153.04x (23 years)



PURCHASE PRICE $120,505 | SALE PRICE $17,663,828
TOTAL RETURN
146.58x (23 years)

MORE RESULTS

Biography

Brian Donnelly, better known as Kaws (stylized as KAWS), was born in New Jersey in 1974. Donnelly became interested in graffiti at a young age and adopted the intentionally nonsensical tag KAWS as his moniker. After he graduated from the School of Visual Arts (SVA) in New York with his BFA in 1996, Donnelly rose to prominence as a street artist and designer of toys based on his token characters for fashion brands. Despite his growing mainstream fame, it took years for the art world to notice: 'my trajectory has been from the bottom up,' Donnelly told the New York Times in an interview.

Kaws follows a tradition inherited from the first generation of New York street artists whose inimitable style helped them transition from street art to auction darlings and household names: Jean-Michel Basquiat and Keith Haring, who also happens to be an SVA alumnus. In the last 3 years, the artworld caught up to pop culture and the Kaws phenomenon began to grow on a global scale; over a third of Kaws' auction sales in 2019 occurred in Hong Kong. Works by Kaws can be found in major collections around the world, including the High Museum of Art in Atlanta, the Modern Art Museum of Fort Worth, the Rosenblum Collection in Paris, and the Brooklyn Museum of Art, which will be mounting the artist's first retrospective in 2021.

2019 TOTAL AUCTION SALES (HAMMER PRICE)
$108.4 million

2019 TOTAL LOTS SOLD
928

Media





Documents

Offering Circular	Official Filing on sec.gov/edgar
Condition Report	Far Away Friends Condition Report
Artwork Appraisal	Far Away Friends Appraisal
Provenance	Private Collection 20th Century & Contemporary Art Evening Sale, London, February 13, 2020. Lot 32 Acquired from the above by Masterworks.
Further Reading	20th Century & Contemporary Art Evening Sale, London, February 13, 2020 (please note that the information from Phillips is to not be construed as part of our offering materials)